4920 O’Hear Street, Suite 400 North Charleston, SC 29405
Exhibit 10.2

March 4th, 2026
[address]
Dear Michael,
As we move forward with the planned sale of the Advanced Polymer Technologies (“APT”) business, your leadership and sustained focus are critical to executing a successful transaction and ensuring a smooth transition.
In recognition of your role and contributions, I am pleased to share the details of a one‑time Transaction Success Incentive Compensation Award, granted under Ingevity’s 2025 Omnibus Incentive Plan. This award is intended to reflect both the importance of the work ahead and our commitment to retaining strong leadership through the sale, closing, and integration phases of the transaction.
You will receive a separate communication from E*TRADE, our plan administrator, with instructions for reviewing and accepting the award, along with access to the applicable terms and conditions.
The award consists of a cash payment of $383,000 USD payable if the APT sale closes by July 1, 2027 as follows: (i) $268,000 USD payable upon closing of the APT sale, and (ii) $115,000 USD payable six months following such closing, subject to the terms and conditions of the plan and your continued service through the applicable periods.
With your demonstrated leadership, I am confident we are well positioned to complete this transaction successfully and support our employees through the transition.
Best regards,
/s/ David H. Li

David H. Li President and CEO